EXHIBIT 5.1

April 16, 2004

Airspan Networks, Inc.

777 Yamato Road, Suite 105

Boca Raton, FL 33431

RE: Registration Statement on Form S-3 (333-          )

Ladies and Gentlemen:

We have acted as counsel to Airspan Networks, Inc. a Washington corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company (as amended, the “Registration Statement,”) relating to up to 835,000 shares of the Company’s common stock, par value $0.0003 per share (the “Common Stock”). The shares of Common Stock are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of Florida and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Washington and the laws of the State of Florida.

Based on and subject to the foregoing, we are of the opinion that

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington; and

2. The shares of the Common Stock are legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the shares of Common Stock have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Prospectus and any applicable prospectus supplement, the shares of the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion speaks as of its date and does not purport to address matters which may arise after such date. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth. Finally, our opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

This opinion is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.

This opinion has been furnished to you solely for the purposes described above and may not be relied upon for any other purposes. Except as otherwise provided above, without our prior written consent, this opinion may not be quoted, in whole or part, or otherwise referred to and may not be furnished to or used by any other person or entity.

Very truly yours,

/s/    HUNTON & WILLIAMS LLP